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                                  CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                        (405) 848-8000, EXT. 232

IMMEDIATE RELEASE                                TOM PRICE, JR., VICE PRESIDENT-
APRIL 1, 1998                                              CORPORATE DEVELOPMENT
                                                        (405) 848-8000, EXT. 257


                          CHESAPEAKE ENERGY CORPORATION
                     ANNOUNCES COMMENCEMENT OF TENDER OFFER

OKLAHOMA CITY, OKLAHOMA, APRIL 1, 1998 -- Chesapeake Energy Corporation (NYSE:
CHK) today announced that it has commenced a tender offer to purchase all of the Company's $90 million 10-1/2% Senior Notes due 2002. The Company is also soliciting consents from tendering noteholders to amend the Indenture for the 10-1/2% Senior Notes to remove, among other things, the significant restrictive covenants contained therein.

The tender offer and consent solicitation for the 10-1/2% Senior Notes are subject to the terms and conditions set forth in the Company's Offer to Purchase and Consent Solicitation Statement dated April 1, 1998, including the completion by the Company of its recently announced private offerings of not less than $450 million of Senior Notes due 2005 and not less than $150 million of Convertible Preferred Stock to qualified institutional buyers. The total consideration to be paid for each validly tendered 10-1/2% Senior Note will consist of (i) the Purchase Price, (ii) a Consent Payment and (iii) interest to the date of payment pursuant to the offer. The total consideration (excluding interest) will be calculated in a manner intended to result in a yield to June 1, 1999, the first optional redemption date for the 10-1/2% Senior Notes, equal to a fixed spread of 50 basis points over the yield to maturity on the 6-1/4% U.S. Treasury Notes due May 31, 1999. The Consent Payment is 2.5%, or $25 per $1,000 principal amount of 10-1/2% Senior Notes for which valid consents are received. The Company will publicly announce the Purchase Price by press release no later than 9:00 a.m., New York City time, on the business day following the Company's determination of the Purchase Price. Such determination will be made not less than ten business days prior to the expiration date of the tender offer. The tender offer will expire at 5:00 p.m., New York City time on April 30, 1998, unless extended. To receive a consent payment, holders must tender their 10-1/2% Senior Notes and provide their consents to the proposed amendments prior to 5:00 p.m. New York City time on the later of (i) April 14, 1998 and (ii) the first date thereafter that the Company holds duly executed consents from holders representing a majority in principal amount of the outstanding 10-1/2% Senior Notes. Tendered 10-1/2% Senior Notes and consents may not be withdrawn after such date, and 10-1/2% Senior Notes tendered after such date will not receive the Consent Payment. The Company reserves the right to, among other things, amend, extend or terminate the tender offer and consent solicitation. This summary of the tender offer and consent solicitation is qualified in its entirety by reference to the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal.

Donaldson, Lufkin & Jenrette Securities Corporation is acting as Dealer Manager for the tender offer and financial advisor for the consent solicitation. Interested persons may



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contact the Dealer Manager at (888) 645-2218 or (713) 652-6072 for copies of the
Offer to Purchase and Consent Solicitation Statement, the related Consent and Letter of Transmittal and other related documents.

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Chesapeake Energy Corporation is an independent oil and gas company engaged in the acquisition, development, production, and exploration of oil and natural gas in major onshore producing areas of the United States and Canada. For further information please contact Corporate Secretary at (405) 848-8000 or mail requests to 6100 North Western Avenue, Oklahoma City, Oklahoma 73118.

The information contained in this release includes certain forward-looking statements. When used in this release, the words anticipate, expects, estimates, believes or projects and similar expressions are intended to identify forward-looking statements. It is important to note that actual events could differ materially from those projected by such forward-looking statements.





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